Exhibit 4.1

AMENDMENT NO. 1

TO

THE FOURTH AMENDED AND RESTATED RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of September 21, 2021 (this “Amendment”), to the Fourth Amended and Restated Rights Agreement, dated as of June 16, 2021 (the “Fourth Amended and Restated Rights Agreement”), by and between News Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company duly organized and validly existing under the laws of the United States of America (the “Rights Agent”).  Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Fourth Amended and Restated Rights Agreement.

W I T N E S S E T H

WHEREAS, pursuant to the approval of the Board of Managers of New Newscorp LLC (the predecessor to the Company), on June 14, 2013, the Company and the Rights Agent entered into that certain Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, the Company and the Rights Agent entered into that certain Amended and Restated Rights Agreement, dated June 18, 2014;

WHEREAS, the Company and the Rights Agent entered into that certain Second Amended and Restated Rights Agreement, dated June 18, 2015;

WHEREAS, the Company and the Rights Agent entered into that certain Third Amended and Restated Rights Agreement, dated June 18, 2018;

WHEREAS, the Company and the Rights Agent entered into the Fourth Amended and Restated Rights Agreement, dated June 16, 2021;

WHEREAS, the Company and the Rights Agent desire to amend the Fourth Amended and Restated Rights Agreement in accordance with Section 27 of the Fourth Amended and Restated Rights Agreement; and

WHEREAS, the Executive Committee of the Board of Directors of the Company has duly authorized and adopted this Amendment by unanimous written consent;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

1.           Section 7(a) of the Fourth Amended and Restated Rights Agreement is hereby amended to read in its entirety:

“Section 7.          Exercise of Rights; Purchase Price; Expiration Date of Rights.

(a)
Subject to Section 7(e) hereof, at any time after the Distribution Date the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof), in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, and an amount equal to any tax or charge required to be paid by the holder under Section 9(e) hereof, at or prior to the earlier of (i) 11:59 P.M., New York City time, on September 21, 2021, or such earlier or later date as may be established by the Board prior to the expiration of the Rights (such date, as it may be advanced or extended by the Board, the “Final Expiration Date”), or (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof (the earlier of (i) and (ii) being herein referred to as the “Expiration Date”).”

2.	The Exhibits to the Fourth Amended and Restated Rights Agreement shall be deemed restated to reflect this Amendment, mutatis mutandis.

3.	The term “Agreement” as used in the Fourth Amended and Restated Rights Agreement shall be deemed to refer to the Fourth Amended and Restated Rights Agreement as amended hereby.

4.
This Amendment shall be effective upon execution by the parties hereto and, except as set forth herein, the Fourth Amended and Restated Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. Notwithstanding anything to the contrary contained herein, each of the Company and the Rights Agent hereby acknowledges and agrees that at 11:59 P.M., New York City time, on the Final Expiration Date (as amended hereby), the Fourth Amended and Restated Rights Agreement shall terminate and be of no further force and effect.

5.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

Attest:			NEWS CORPORATION

By	/s/ Jessica Lau		By	/s/ Michael L. Bunder
	Name:	Jessica Lau		Name:	Michael L. Bunder
	Title:	Assistant Corporate Secretary		Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

Attest:			COMPUTERSHARE TRUST COMPANY, N.A. as Rights Agent

By	/s/ Laura Harrison		By	/s/ Kathleen Whelply
	Name:	Laura Harrison		Name:	Kathleen Whelply
	Title:	Senior Relationship Manager		Title:	Manager, Client Relationships